Exhibit 10.1

SEVENTH AMENDMENT TO OFFICE LEASE

This SEVENTH AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into on this the 5th day of December, 2003, to be effective as of November 1, 2003, by and between ONE DALLAS CENTRE ASSOCIATES L.P., a Delaware limited partnership (“Landlord”), as successor-in-interest to The Equitable Life Assurance Society of the United States, a New York corporation (“Original Landlord”) and INTERNET AMERICA, INC., a Texas corporation, as successor-in-interest to Internet America, Inc., an Arizona corporation (“Tenant”).

RECITALS:

A. Original Landlord and Tenant entered into that certain Office Lease dated May 17, 1995 (the “Lease Agreement”), covering approximately 4,199 square feet of rentable area located on Floor 2 of the Building (as defined in Paragraph 1 .F. of the Lease Agreement) (collectively, the “Original Leased Premises”).

B. The Lease Agreement was amended by (i) that certain First Amendment of Lease dated effective as of August 1, 1995 (the “First Amendment”), executed by and between Original Landlord and Tenant, (ii) that certain Second Amendment of Lease dated effective as of September 1, 1995 (the “Second Amendment”), executed by and between Original Landlord and Tenant, (iii) that certain Third Amendment of Lease dated effective as of September 12, 1995 (the “Third Amendment”), executed by and between Original Landlord and Tenant, (iv) that certain Fourth Amendment of Lease dated April 24, 1996 (the “Fourth Amendment”), executed by and between Original Landlord and Tenant, (v) that certain Fifth Amendment to Lease Agreement dated July 5, 1996 (the “Fifth Amendment”), executed by and between Original Landlord and Tenant, and (vi) that certain Sixth Amendment to Office Lease dated January 22, 2002, to be effective as of November 1, 2001 (the “Sixth Amendment”), executed by and between Landlord and Tenant (the Lease Agreement, as so amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment, is sometimes referred to hereinafter as the “Lease”).

C. As of the date of this Amendment, the Leased Premises being leased by Tenant from Landlord pursuant to the Lease contains a total of 29,019 square feet of rentable area and is comprised of (i) 19,218 square feet of rentable area designated as Suite 3000 located on Floor 30 of the Building (“Suite 3000”), (ii) 8,341 square feet of rentable area designated as Suite 200 located on Floor 2 of the Building (“Suite 200”) and (iii) 1,460 square feet of rentable area designated as Suite 150 located on Floor 1 of the Building (“Suite 150”) (Suite 3000, Suite 200 and Suite 150 are referred to herein collectively as the “Leased Premises”).

D. Landlord and Tenant desire to modify the Lease to, among other things, (i) reduce the size of the Leased Premises, and (ii) extend the Term of the Lease for a period of sixty (60) calendar months commencing November 1, 2003, and ending October 31, 2008, pursuant to the terms and provisions set forth below in this Amendment.

AGREEMENTS:

NOW THEREFORE, for an in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by each party hereto to the other, the receipt and sufficiency of which is hereby mutually acknowledged, Landlord and Tenant hereby agree as follows:

1. Renewal of Lease; Extension of Term of Lease. Landlord and Tenant hereby acknowledge and agree that the Term of the Lease (as last extended pursuant to Paragraph 1 of the Sixth Amendment), which is currently scheduled to expire on October 31, 2003, is hereby extended by adding to the Term sixty (60) full calendar months, so that the Term of the Lease shall expire on October 31, 2008 (the “Expiration Date”), unless sooner terminated as provided in the Lease. Landlord and Tenant hereby acknowledge and agree that except as set forth in Paragraph 2 of this Amendment below, Tenant shall have no option(s) to extend the Term of the Lease, whether pursuant to any such rights or options contained in the Lease (if any) or otherwise, and any and all such options or rights contained in the Lease (including, without limitation, pursuant to Paragraph 2 of the Sixth Amendment) are hereby deleted in their entirety, are null and void and shall be of no further force or effect.

2. Option to Renew Term of Lease. Landlord and Tenant hereby acknowledge and agree that Tenant shall have one (I) option to extend the Term of the Lease pursuant to the following terms and conditions:

(a)	If Tenant is not in default under the Lease at the time of the exercise of this Extension Option (herein so called), Tenant may extend the Term of the Lease (as same is extended pursuant to Paragraph I of this Amendment above) for one (1) extension term of three (3) years (the “Extension Term”) commencing on the next day after the Expiration Date by giving Landlord a written extension notice (the “Extension Notice”) at least nine (9) months, but not more than twelve (12) months, prior to the Expiration Date (the “Extension Notice Period”), time being of the essence. If Tenant gives an Extension Notice during the Extension Notice Period, then the Term of the Lease is extended for three (3) years upon the same terms and conditions as are contained in the Lease (as modified by this Amendment), except that rental and other applicable terms adjust based on the Market Rate (as defined below), and Tenant has no further option to extend the Term of the Lease after the Extension Option is exercised. If Tenant does not give the Extension Notice during the Extension Notice Period (time being of the essence), then this Extension Option shall expire automatically on the next day after the last day of the Extension Notice Period, Landlord shall not be required to give Tenant notice of the beginning or end of the Extension Notice Period.

(b)	Within thirty (30) days after Landlord receives Tenant’s Extension Notice, Landlord shall deliver a notice to Tenant specifying the Market Rate (as defined below), If Tenant does not approve Landlord’s designation of Market Rate, then Tenant, as its sole and exclusive remedy, may revoke its Extension Notice by delivering a written notice of revocation to Landlord within thirty (30) days after receipt by Tenant of Landlord’s notice specifying the Market Rate (time being of the essence), but otherwise Tenant may not revoke its Extension Notice. If Tenant timely gives a notice of revocation of its Extension Notice to Landlord (time being of the essence), then the Term of the Lease shall expire on the Expiration Date, and Tenant shall have no further rights under this Paragraph 2.

(c)	The term “Market Rate” shall mean the minimum rent or base rental (and expense stop or base year, as applicable) that Landlord is then quoting for space similar to the Premises in the Building for a three (3) year term commencing on the same date as the Extension Term, as determined by Landlord in its sole discretion; except that the rental components of the Market Rate shall not be less than the rental being paid under the Lease at the end of the Term of the Lease.

(d)	Tenant may not assign this Extension Option to any assignee of the Lease, nor may any sublessee or assignee exercise this Extension Option; provided, however, that an Affiliate of Tenant which assumes the Lease shall be permitted to exercise this Extension Option. For purposes of this Paragraph 2(d), an “Affiliate” means any entity that acquires all or part of Tenant, or that is acquired in whole or in part by Tenant, or which entity controls, directly or indirectly, Tenant. For purposes of this Paragraph 2(d), “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management arid policies of an entity, whether through the ownership of voting securities or by contract or otherwise.

(e)	If the Term of the Lease is extended under this Paragraph 2, Landlord shall prepare, and Landlord and Tenant shall execute and deliver, an amendment to the Lease extending the Term of the Lease for the Extension Term pursuant to the terms of this Paragraph 2 of this Amendment, and otherwise in form and content reasonably satisfactory to Landlord (the “Extension Amendment”). Tenant shall execute and deliver the Extension Amendment to Landlord within thirty (30) days after Tenant’s receipt of the Extension Amendment.

3. Reduction in Size of Leased Premises; Tenant’s Proportionate Share. Landlord and Tenant hereby acknowledge and agree that commencing on and effective as of November 1, 2003, (a) the Leased Premises shall be reduced in size by excluding therefrom Suites 200 and 150, (b) the rentable area for the Leased Premises shall be reduced from 29,019 square feet of rentable area to 19,218 square feet of rentable area designated as Suite 3000, (c) Tenant’s proportionate share under the Lease for purposes of the Common Area Electrical Service and the Leased Premises Electrical Expense Percentage (and otherwise) shall decrease proportionately, and (d) all references to the “Leased Premises” contained in the Lease and hereafter in this Amendment (unless specifically provided otherwise) shall be deemed to refer to Suite 3000.

4. Base Rental. Landlord and Tenant hereby acknowledge and agree that commencing on and effective as of November 1, 2003, and continuing until the termination of the Lease on the Expiration Date (unless sooner terminated as provided in the Lease), the Base Rental payable by Tenant with respect to the Leased Premises shall be $12.00 per square foot of rentable area contained in the Leased Premises on an annual basis (i.e., $230,6l6.00.00), payable to Landlord in equal monthly installments in advance of $19,218.00, in accordance with the terms of Paragraph l.L. of the Lease Agreement (as amended); provided, however, that all rental is payable by Tenant in accordance with the Lease at the following address or to any other person or at any other address as Landlord may from time to time designate by notice to Tenant:

One Dallas Centre Associates L.P.

c/o Colonnade Properties

c/o Bank of America

P. O. Box 844892

Dallas, Texas 75284-4892

Landlord acknowledges and agrees that Tenant has overpaid Base Rental and certain other amounts owed by Tenant for the calendar month of November, 2003, and Landlord hereby agrees to refund to Tenant an amount equal to $48,902.60 within thirty (30) days following the date of this Amendment.

5. Occupancy and Acceptance of Leased Premises. Tenant acknowledges and agrees that as of the date of this Amendment, Tenant is occupying the Leased Premises (i.e., Suite 3000) and shall continue to lease and occupy the Leased Premises in its “AS IS, WHERE IS” condition, WITH ALL FAULTS (except to the extent of any items which Landlord is specifically obligated to repair or maintain pursuant to the terms of the Lease). Tenant’s continued occupancy of the Leased Premises shall be conclusive evidence that Tenant: (A) accepts the Leased Premises as suitable for the purposes for which they are leased; (B) accepts the Leased Premises and the Building as being in a good and satisfactory condition; (C) waives any defects in the Leased Premises and the Building; and (D) agrees that the rentable square feet numbers specified in this Amendment are binding and conclusive for all purposes under this Amendment and the Lease. Tenant acknowledges that neither Landlord nor any other Landlord Party has made, and Tenant waives, any representation or warranty with respect to the Leased Premises or any other portion of the Building including, without limitation, any representation or warranty with respect to the suitability or fitness of the Leased Premises or any other portion of the Building for the conduct of Tenant’s business.). Notwithstanding the foregoing, Landlord hereby acknowledges and agrees that (a) Landlord will provide Tenant a Work Allowance (as defined in Exhibit “B” attached hereto and made a part hereof for all purposes) for the Leased Premises (i.e., only Suite 3000) for the purpose of construction of the Tenant Finish Work (as defined in Exhibit “B” attached hereto and made a part hereof for all purposes) for the Leased Premises, to be performed in accordance with the terms, conditions and provisions set forth on Exhibit “B” attached hereto and made a part hereof for all purposes, and otherwise in full compliance with the terms of the Lease (including, without limitation, Paragraphs 9 and 11 of the Lease Agreement), and (b) Landlord shall, at Landlord’s sole cost and expense, within one hundred eighty (180) days following the date of this Amendment (subject to any delays due to strikes, acts of God, shortages of labor or materials, war, governmental laws, regulations, restrictions, or any other cause of any kind that is beyond the control of Landlord (“Force Majeure”), (i) perform the necessary work in order to ensure that both the men’s and women’s restrooms located on the 30th floor of the Building are in compliance with the provisions of the Americans With Disabilities Act of 1990 (as amended), the Texas Architectural Barriers Act (as amended) [Tex. Rev. Civ. Stat. Ann. Art. 9102], and any similar existing or future law, rule or regulation relating to access by disabled persons to the Leased Premises (the “Access Laws”), and (ii) modify the men’s restroom located on the 30th floor of the Building so that there are two (2) sinks, two (2) urinals, and two (2) toilet stalls with commodes. Landlord hereby agrees to commence the work described in the immediately preceding sentence within forty-five (45) days following the date of this Amendment (subject to Force Majeure).

6. Base Operating Expenses Rate. Landlord and Tenant hereby acknowledge and agree that effective as of November 1, 2003, Paragraph l.T. of the Original Lease (as last amended by Paragraph 5 of the Sixth Amendment) is hereby deleted in its entirety and is hereby amended to read as follows:

T. “Base Operating Expenses Rate”: The 2003 Actual Operating Expenses per square foot of rentable area contained in the Leased Premises.

7. Notices. Landlord and Tenant hereby acknowledge and agree that commencing on and effective as of the date of this Amendment, Paragraphs l.C. and l.E. of the Lease Agreement, respectively, are hereby deleted in their entirety and are hereby amended to read as follows:

C.	Address of Landlord:

One Dallas Centre Associates L.P.

c/o Colonnade Properties

350 North St. Paul Street, Suite 2880

Dallas, Texas 75201

Attention: Property Manager

Fax: (214)871-2841

with a copy to:

Colonnade Properties LLC

One Rockefeller Plaza, Suite 2300

New York, New York 10020

Attention: Asset Manager

with an additional copy to:

Colonnade Properties LLC

One Rockefeller Plaza, Suite 2300

New York, New York 10020

Attention: Jeffrey B. Feldman, Esq.

with an additional copy to:

David, Goodman & Madole

Two Lincoln Centre

5420 LBJ Freeway, Suite 1200

Dallas, Texas 75240

Attention: Christopher I. Clark, Esq.

E.	Address of Tenant:

Internet America, Inc.

350 North St. Paul Street, Suite 3000

Dallas, Texas 75201

8. Supplemental Cooling Units. Landlord hereby acknowledges and agrees that within one hundred eighty (180) days following the date of this Amendment (unless otherwise mutually agreed by Landlord and Tenant, and subject to Force Majeure), Landlord shall, at its sole cost and expense, install supplemental air conditioning or cooling units sufficient for up to 3,500 square feet of floor area (as applicable, the “Cooling Units”) in the portion of the Leased Premises designated for use as a call center (as shown on Exhibit “C” attached hereto and made a part hereof for all purposes) (the “Call Center”) to provide after-hours temperature control in the Call Center, subject to strict compliance with the terms and provisions of this Paragraph 8 and the Lease (as amended by this Amendment). Landlord shall also install (or cause to be installed), at Landlord’s sole cost and expense, a submeter(s) (the “Submeters”) measuring the electricity usage and consumption of the Cooling Units. The Submeters shall be installed at locations approved by Landlord and/or Landlord’s engineer and in accordance with plans and specifications prepared and approved by Landlord and/or Landlord’s engineer. Front and after the installation of the Submeters, Tenant shall pay to Landlord, as additional rental, (i) the full cost of electrical service for the Cooling Units, and (ii) Tenants proportionate share of the cost of all other electrical service to the Building pursuant to and in accordance with the terms and provisions of the Lease. Following installation of the Cooling Units, Tenant shall be solely responsible (and shall promptly and timely pay) all costs of maintenance, operation, use, repair, and replacement of the Cooling Units; provided, that Landlord shall (to the extent possible) assign to Tenant any and all manufacturers warranty(ies) with respect to the Cooling Units. In addition, the parties agree that the Cooling Units must satisfy all of the following requirements: (a) the Cooling Units must be equipped with (i) emergency drip pans and (ii) emergency alarms and shut-off devices in case of failure of the condensation pumps of the Cooling Units or in the event of smoke or fire; and (b) all mechanical, electrical and plumbing work in connection with and for the Cooling Units must be approved by Landlord and/or Landlord’s engineer, and must comply with all Applicable Laws (as hereinafter defined). Tenant acknowledges that neither Landlord, nor Landlord’s representatives and their respective officers, directors, shareholders, partners, trustees, members, agents, employees, property manager, contractors and all persons and entities through any of these persons or entities (collectively, including Landlord, “Landlord Parties”) shall have any responsibility whatsoever in connection with the Cooling Units following their initial installation, Tenant being solely responsible therefor and for any damage caused thereby to any of Tenant’s property, or any other property (unless caused by the gross negligence or willful misconduct of any Landlord Parties). Furthermore, Tenant shall indemnify, defend, and hold harmless all Landlord Parties for all claims, fines, suits, losses, costs, liabilities, demands, expenses, actions, and judgments against Landlord Parties caused by or arising out of, either directly or indirectly, the Cooling Units, following their initial installation.

9. Brokerage; Indemnity. Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Amendment other than Colonnade Properties and The Billingsley Company (collectively, “Brokers”). Tenant shall indemnify, defend, and hold Landlord harmless against all costs, expenses, attorneys’ fees, or other liability for commissions or other compensation or charges claimed by any broker or agent other than Brokers claiming by, through, or under Tenant with respect to this Amendment or any renewal or extension or with respect to any expansion of the Leased Premises. Any brokerage commissions payable to Brokers are payable by Landlord pursuant to the terms of separate agreements between Landlord and Brokers. A copy of the commission agreement by and between Landlord and The Billingsley Company is attached hereto as Exhibit “A” and is incorporated herein by reference.

10. Miscellaneous.

(a) Tenant hereby acknowledges that Landlord is not in default under the Lease and no event or condition exists which, with the giving of notice or the passing of time or both, would constitute a default or event of default by Landlord under the Lease, and that Tenant has no charge, lien, defense or claim of offset under the Lease against rent or other charges due or to become due thereunder. Landlord hereby acknowledges that Tenant is not in default under the Lease and no event or condition exists which, with the giving of notice or the passing of time or both would constitute a default or event of default by Tenant under the Lease.

(b) This Amendment may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same Amendment.

(c) Any capitalized term or phrase used in this Amendment shall have the same meaning as the meaning ascribed to such term or phrase in the Lease unless expressly otherwise defined in this Amendment.

(d) Except as amended by this Amendment, the terms of the Lease remain in full force and effect. All obligations of Tenant under the Lease are hereby ratified and reaffirmed.

(e) In the event that the terms of the Lease conflict or are inconsistent with those of this Amendment, the terms of this Amendment shall govern.

(f) This Amendment shall become effective only upon execution and delivery by both Landlord and Tenant.

(g) Time is of the essence in the performance of all covenants and obligations set forth in this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first written above, to be effective as of November 1, 2003.

LANDLORD:

ONE DALLAS CENTRE ASSOCIATES L.P., a Delaware limited partnership

By:	One Dallas Centre Associates Members LLC,

its general partner

	By:	Mezz Borrower I, LLC, its Sole Member

		By:	Mezzanine Investors Partners, a New York general partnership, its Sole Member

			By:	Taylor Simpson Capital Management, L.P., a Delaware limited partnership, a General Partner

				By:	TSGP Inc., a Delaware corporation, its General Partner

By: /s/ H. R. Taylor
Name: H. R. Taylor
Title: Vice President

TENANT:

INTERNET AMERICA, INC.,
a Texas corporation

By: /s/ Elizabeth Palmer Daane
Name: Elizabeth Palmer Daane
Title: Vice President

EXHIBIT “A”

Commission Agreement with The Billingsley Company

[attached following this page]

November 17, 2003

Mr. Calvin 1. Hull, Jr.

Ms. Tia DeFelise

Billingsley Company

4100 International Parkway

Suite 1100

Carrollton, Texas 75005

Re:	Proposed lease (the ‘Lease”) between the undersigned as Landlord (hereinafter referred to as “Landlord”), and Internet America (hereinafter referred to as “Tenant’), covering approximately 19,218 rentable square feet in the development known as One Dallas Centre, located at 350 North St. Paul, Dallas, Texas 75251, (such structure(s) hereinafter referred to as the “Building”.)

Dear Calvin and Tia:

This letter (“Agreement”) will confirm our agreement concerning the payment of a commission by Landlord to Billingsley Company (“Broker”) or “you” in consideration of your brokerage services to be rendered in connection with the Lease. By your acceptance of this Agreement, you acknowledge and confirm that (i) Landlord shall have the sole, exclusive and absolute right to decline to entertain or to reject the terms of any proposed Lease for any reason whatsoever without incurring any liability to you, notwithstanding the extent to which negotiations may commence or continue and notwithstanding that Landlord or Tenant may be arbitrary in refusing to execute or deliver the Lease; (ii) in the event the Lease is not fully executed within one-hundred and twenty (120) days from the date hereof, this Agreement shall be deemed terminated, and of no further force or effect unless Landlord, in its sole discretion, elects to extend the term hereon; (iii) prior to the full execution of the Lease, Tenant has not appointed in writing any other broker to represent the Tenant in the negotiation or consummation of the Lease; and (iv) Broker is duly licensed pursuant to the Real Estate License Act of the State of Texas.

In addition, if a Lease is executed, you agree that you will have earned no commission if the Lease contains any conditions to its effectiveness or any rights exist on the part of the Tenant to terminate the Lease prior to the commencement of the term, until all conditions are satisfied or until the time to exercise such options has expired, in the event that all conditions are not satisfied or any option is exercised so that the Lease is terminated prior to the commencement of the term, then no commission or other compensation shall be payable to you. Notwithstanding the extent to which negotiations may heretofore or hereafter commence or continue, you agree that no commission or other compensation shall be payable to you if any of the conditions of the foregoing paragraph are not fulfilled for any reason whatsoever including, without limitation, Tenant’s or Landlord’s arbitrary refusal or inability to execute and unconditionally deliver the Lease, and in such an event you agree that you shall not have any right to and shall not assert any claim against the Landlord for a commission other compensation rendered in connection with the Lease or otherwise.

In the event that a commission (“Commission”) is payable to you, Landlord agrees to pay and you agree to accept as your full and only compensation for your services rendered in connection with the Lease, a Commission computed as follows:

Subject to the satisfaction of the terms and conditions of this agreement and the continuing truthfulness and accuracy of all representations made herein by the Broker the total Commission payable by Landlord to the Broker shall be equal to four and one-hall percent (4 1/2%) of the gross base rentals (as hereinafter defined) payable by Tenant during the initial term of the subject lease on (a) the initial increment of space leased by Tenant, plus (b) during the period after the commencement date, any additional increments of space Tenant has an absolute and binding obligation to acquire under the terms of the Lease.

As used herein, “gross base rental” means the basic minimum rental to be paid by Tenant under the Lease for the use and occupancy of its demised space, minus (i) any rental waived during any designated rental abatement period, (ii) any increment of rental attributable to the amortization of any tenant finish costs which are the responsibility of Tenant but are financed by or through Landlord, (iii) any escalation of such rental measured by, based on, or indexed to inflation, (iv) any increase above the base year or expense stop to be paid by Tenant as reimbursements for costs and expenses incurred or arising out of the ownership, operation, or use of the Building, including, but not limited to, costs and expenses of maintenance, taxes, cleaning, repairs, insurance, utilities, security services, and labor with respect to the Building (i.e. escalations), and (vi) the amount of any costs and expenses incurred or to be incurred by Landlord in connection with Landlord’s assumptions of, Tenant’s obligations under any existing lease or Landlord’s indemnification of Tenant for any of Tenant’s obligations under any existing lease, or any other reimbursements, termination payments or other takeover obligations to be paid or assumed by Landlord with respect to, Tenant’s obligation under any existing lease.

Subject to the foregoing provisions of this Agreement, the Commission shall be paid in the following installments.

(i) One half (1/2)of the Commission shall be paid within thirty (30) days after receipt by the Landlord of a fully executed lease agreement and an invoice from Broker, with respect to the Lease, such invoice to be delivered to the Landlord after the Commission is earned as previously described herein, and

(ii) The remaining one half (1/2) of the Commission shall be paid within thirty (30) days after receipt by Landlord of a subsequent invoice from Broker, with respect to the Lease, such subsequent invoice to be delivered to the Landlord after Tenant commences paying rent pursuant to the Lease or occupies the initial increment of demised space, whichever occurs first.

If the lease provides for any renewal options, then, upon the exercise of such options by Tenant (and the execution of any necessary lease or addendum), if Broker is the only authorized broker representing Tenant in such regard, Broker shall be entitled to an additional Commission equal to four and one-half percent (4.5%) of the gross base rental, utilizing the applicable term of said elected renewal option in determination of same.

Subject to the foregoing provisions of this Agreement the renewal option Commission shall be paid within thirty (30) days after (i) receipt by Landlord of a fully executed renewal agreement and, (ii) receipt by Landlord of an invoice from Broker with respect to the renewal.

If the Lease provides for any expansion options or rights of first refusal, then, upon the exercise of such rights or options by Tenant (and the execution of any necessary lease or addendum), if Broker is the only authorized broker representing Tenant in such regard, Broker shall be entitled to an additional Commission equal to four and one-half percent (4.5%) of the gross base rental, utilizing the applicable term of said elected expansion option or right of first refusal in the determination of same.

Subject to the foregoing provisions of this Agreement the expansion option or right of first refusal commission shall be paid in the following installments:

(i) One half (1/2) of the Commission shall be paid within thirty (30) days after receipt by the Landlord of a fully executed amendment with respect to the expansion option or right of first refusal and an invoice, to be delivered to the Landlord after the Commission is earned as previously described herein, and

ii) The remaining one half (1/2) of the Commission shall be paid within thirty (30) days after receipt by Landlord of a subsequent invoice from Broker with respect to the expansion option or right of first refusal, such subsequent invoice to be delivered after Tenant actually takes occupancy of the premises covered by the expansion option or right of first refusal, accepts the condition of and commences rental payments upon the premises covered by the expansion option or right of first refusal, whichever occurs first.

In no event, notwithstanding the actual term of the Lease or the existence or exercise of any renewal options, expansion options or rights of first refusal, will any Commission be payable for any gross base rental or other charges payable by Tenant for any year of the Lease term subsequent to the tenth (10th) lease year of the term of the Lease.

Notwithstanding the above, if there shall be any other claim or claims for a Commission or other compensations by a claimant purporting to represent Tenant with respect to the Lease, any renewal or extension thereof, or for any expansion or exercise of a right of first refusal, Landlord shall not be required to pay Broker any Commission until and unless all such parties claiming a Commission or other compensation release Landlord from such, claims or a court orders Landlord to pay the commission or other compensation. If Landlord is in doubt as to whom a Commission or other compensation is payable, Landlord shall have the right to pay the Commission to a court of competent jurisdiction and in such event Landlord shall be released from all liability.

In no event shall Landlord be required to pay any Commission or other compensation in excess of the amount set forth herein with respect to the Lease.

Broker will not advertise nor permit to be advertised the lease transaction, nor place nor permit to be placed any notice thereof in any newspaper or other publication without first obtaining the prior written approval of Landlord as to the contents thereof.

Notwithstanding anything herein contained to the contrary, in the event Landlord sells or otherwise transfers ownership of the Building to a third party, Landlord shall be relieved of all obligation hereunder provided, however, Landlord shall make reasonable efforts to cause: said thirty party to assume Landlord’s obligations hereunder. In the event of a sale of the Building by Landlord after the full execution of the Lease but prior to the payment of the first and/or second halves of the commission for the initial term of the Lease, Landlord shall remain obligated to pay such commission.

This agreement shall not be binding unless executed by both parties. When executed by both parties, this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. The provisions of this Agreement supersede all previous oral and written understandings and agreements by the parties.

If the foregoing accurately sets forth our entire agreement concerning the matters discussed herein, please sign and return the enclosed copies.

Sincerely,

One Dallas Centre Associates, LP

Tom G. Cruikshank

Vice President

ACCEPTED AND AGREED TO THIS 1st day of December 2003.

Broker: Calvin T. Hull, Jr.	Tax I.D. 75-1798617

By: /s/ Calvin T. Hull, Jr.
Name: Calvin T. Hull, Jr.
Title: Partner

EXHIBIT “B”

Tenant Finish Work

1.	PLANS AND SPECIFICATIONS: Tenant shall submit to Landlord within fifteen business days after the date of this Amendment space plan(s) and other information (collectively the “Space Plan”) necessary or required by Landlord to complete the initial plans and specifications (the “Initial Construction Documents”) for the construction of the tenant finish in the Leased Premises (i.e., only Suite 3000). Landlord shall prepare and submit the Initial Construction Documents to Tenant for Tenant’s approval as soon as practical after receiving the Space Plan.

Within ten (10) days after receipt of the Initial Construction Documents, Tenant shall deliver to Landlord a notice either approving or disapproving them. Any disapproval must specify in reasonable detail the reasons for the disapproval. If Tenant requests any changes in the Initial Construction Documents that vary from the Space Plan, any redrawing is at Tenant’s expense. If Landlord does not receive a notice from Tenant disapproving the Initial Construction Documents within the 10-day period, Tenant is deemed to approve the Initial Construction Documents. Any redrawing of or changes in the Initial Construction Documents requested by Tenant after Tenant’s initial approval is at Tenant’s expense.

The approved Initial Construction Documents are referred to as the “Construction Documents” and all work to be performed by Landlord pursuant to the Construction Documents is referred to as the “Tenant Finish Work.” Landlord shall not be deemed to represent and warrant that the Construction Documents comply with any laws, ordinances, orders, rules, and regulations of all governmental bodies (state, federal, and municipal) applicable to or having jurisdiction over the use, occupancy, operation, and maintenance of the Leased Premises, including without limitations all applicable existing and future environmental laws and the Access Laws (as hereinafter defined) (those laws, ordinances, orders, rules, decisions, and regulations being called “Applicable Laws”) and Tenant, at its sole cost and expense, is responsible for the Construction Documents and Tenant’s business operations at the Leased Premises complying with Applicable Laws, including, without limitation, the Access Laws.

2.	TENANT FINISH WORK. Landlord shall construct or cause to be constructed the Tenant Finish Work in substantial accordance with the Construction Documents, subject to the Building Service Fee specified below. Landlord shall bid the Tenant Finish Work to at least three (3) qualified and approved (by Landlord) general contractors, and Landlord hereby acknowledges and agrees that Landlord will bid the Tenant Finish Work to Precept Builders and David Dennehy and Associates, so long as such general contractors, respectively, satisfy Landlord’s contractor insurance requirements, as set forth on Exhibit “D”

attached hereto and made a part hereof for all purposes. Tenant shall pay the Actual Cost (defined below) of all Tenant Finish Work in excess of $7.00 per rentable square foot, for a total of $134,526.00 (the “Work Allowance”). The Work Allowance includes the cost of preparing the Construction Documents.

The term “Actual Cost” means the cost of all labor and materials and all hard and soft costs, together with the Building Service Fee of three (3%) of all hard costs, incurred by Landlord in performing the Tenant Finish Work or the Additional Work (defined below), as applicable.

If prior to commencement of the Tenant Finish Work Landlord determines, based on construction bids received by Landlord, that the Actual Cost of the Tenant Finish Work will exceed the Work Allowance, Tenant shall pay the excess to Landlord. Landlord is not obligated to commence the Tenant Finish Work until it receives the excess payment from Tenant.

If during construction the Actual Cost of the Tenant Finish Work exceeds the Work Allowance and all amounts previously paid by Tenant to Landlord prior to the commencement of construction, Landlord shall submit interim statements covering any excess costs incurred by Landlord under this Paragraph and Tenant shall pay the amount of the excess costs to Landlord. If following completion of the Tenant Finish Work and any Additional Work, the Actual Cost of all such work is less than the Work Allowance, Tenant shall be permitted to utilize the remaining balance of the Work Allowance towards the Actual Cost of additional improvements to the Leased Premises to be performed in accordance with terms set forth in Paragraph 11 .A. of the Lease Agreement (the “Final Work”); provided, however, in the event that any and all such Final Work is not completed on or before that date which is one (1) year following the date of this Amendment (time being of the essence), Tenant’s rights to utilize any remaining balance of the Work Allowance shall automatically terminate and be null and void and of no further force or effect, and Tenant shall have forfeited same.

3.	ADDITIONAL WORK. If Landlord performs, at Tenant’s request and upon submission by Tenant and approval by Landlord of necessary plans and specifications (as approved, the “Additional Work Plans”), any work over and above the Tenant Finish Work (“Additional Work”), including any Additional Work approved by change order or work order, the Additional Work is at Tenant’s expense, regardless of any remaining balance of the Work Allowance. Landlord is not obligated to perform any Additional Work until Tenant pays Landlord the Actual Cost of the Additional Work, as estimated by Landlord. If the Actual Cost of the Additional Work exceeds the estimated amount paid by Tenant, Tenant shall pay the excess to Landlord.

The Additional Work is not part of the Tenant Finish Work. If Landlord agrees to perform any Additional Work, Landlord shall request that its contractor estimate the additional amount of time that will be added to the completion of the Tenant Finish Work because of the Additional Work (the “Additional Work Period”).

The Ready for Occupancy Date is fixed and will not be delayed as a result of the Additional Work Period.

4.	BUILDING ENGINEER: Tenant must use the fire alarm, mechanical, electrical, and plumbing engineer(s) of record for the Building in connection with any Tenant Finish Work or Additional Work affecting the Building’s fire alarm, mechanical, electrical, or plumbing systems. Landlord shall designate from time to time (i) the mechanical, electrical and plumbing engineer of record for the Building, and (ii) the fire alarm contractor of record for the Building.

5.	PAYMENTS BY TENANT: All amounts payable by Tenant under this Exhibit F are payable to Landlord as additional Rent within ten (10) days after Tenant’s receipt of Landlord’s demand.

6.	STANDARD IMPROVEMENTS; TENANT IMPROVEMENTS: For purposes of allocating repair obligations, the Standard Improvements are those improvements Landlord establishes as such from time to time.

EXHIBIT “C”

Site Plan of the Call Center

[to be attached following preparation and submission of same and agreement upon same by Landlord and Tenant]

EXHIBIT “D”

Contractor Insurance Requirements

All contractors, subcontractors, suppliers, service providers, moving companies, and others performing work of any type for Tenant in the Project shall:

•	carry the insurance listed below with companies acceptable to Landlord; and

•	furnish Certificates of Insurance, together with a copy of the endorsement(s) to such policies of insurance evidencing that Landlord and Landlord’s property manager (together with any other parties required under Paragraph 6 below, if applicable) have been included as additional insureds, to Landlord evidencing required coverages at least ten (10) days prior to entry in the Project and annually thereafter.

Certificates of Insurance must provide for thirty (30) days’ prior written notice of cancellation, non-renewal or material reduction in coverage to Landlord, do Colonnade Properties (Manager), 350 North St. Paul Street, Suite 2880, Dallas, Texas 75201, Attention: Property Manager.

1.	Workers Compensation: Statutory coverage in compliance with Workers Compensation Laws of the state in which the Project is located.

2.	Employers’ Liability: With the following minimum limits of liability:

$100,000	Each Accident
$500,000	Disease-Policy Limit
$100,000	Disease-Each Employee

3.	Commercial General Liability: (1986 ISO Form or its equivalent): This Insurance must provide contractual liability and a general aggregate limit on a per location or per project basis. The minimum limits must be $2,000,000 general aggregate and $1,000,000 per occurrence, and shall name Landlord and its manager as an additional insureds.

4.	Automobile Liability: Insurance for claims arising out of ownership, maintenance, or use of owned, non-owned, loading and unloading and hired motor vehicles at, upon, or away from the Project with the following minimum limits:

$1,000,000	Each Accident Single Limit Bodily Injury and Property Damage combined

5.	Umbrella: At least Following Form liability insurance, in excess of the Commercial General Liability, Employers Liability, and Automobile Insurance above, with the following minimum limits:

$3,000,000	Each Occurrence
$3,000,000	Aggregate - Where Applicable

6.	General Requirements: All policies must be:

•	written on an occurrence basis and not on a claims-made basis;

•	except for the workers compensation insurance, endorsed to name as additional insureds Landlord, Landlord’s property manager, Landlord’s mortgagees, any ground, primary, or master lessor, and their respective officers, directors, employees, agents, partners, and assigns; and

•	endorsed to cause each insurance carrier to waive any and every claim for recovery from any and all loss or damage to the Building or Leased Premises or to the contents thereof, whether such loss or damage is due to the negligence of Landlord, its officers, partners, directors agents or servants; such waiver shall also include Landlord’s property manager, mortgagees, any ground, primary, or master lessor and their respective officers, directors, employees, agents, partners and assignees.

20